Exhibit 10.1

Henry Schein, Inc.

December 23, 2025

VIA HAND DELIVERY / EMAIL

Mr. Stanley M. Bergman

c/o Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Re: Letter Agreement – Extension of Employment Period and Employment Agreement

Dear Stan,

This Letter Agreement (this “Letter Agreement”) is entered into by and between Henry Schein, Inc., a Delaware corporation (the “Company”), and you and is intended to modify that certain Amended & Restated Employment Agreement dated as of November 28, 2022 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

1.	Extension of Employment Period.

The Company and you hereby agree that the Employment Period under the Employment Agreement is extended through the earlier of (a) the date of commencement of employment of a new Chief Executive Officer of the Company, and (b) the date following the thirtieth (30th) day after you notify the Company in writing of your decision to end the Extension Period. The period of the Employment Period beginning on January 1, 2026 and ending on the date the Employment Period terminates in accordance with the preceding sentence shall be referred to herein as the “Extension Period.”

2.	Waiver and Deferral of Retirement Notice.

The Company and you hereby waive and defer the effectiveness of your notice of Retirement such that your Retirement shall not become effective prior to the end of the Extension Period. For purposes of Section 5.6(c) of the Employment Agreement, the Company and you agree that your Retirement date shall be the date on which the Extension Period ends.

3.	Base Salary and Bonus Compensation.

During the Extension Period:

(a)	Your Base Salary shall remain at the annual rate in effect as of December 31, 2025 and shall continue to be paid in accordance with the Company’s normal payroll practices; and

(b)

Your Incentive Compensation opportunity shall remain at the target level, and on the terms and conditions, in effect as of December 31, 2025, with any determination and payment to be made in accordance with the Employment Agreement; provided, that such Incentive Compensation for the Extension Period shall be pro-rated based on the number of days in the Extension Period.

4.	Continued Effect of Employment Agreement.

Except as expressly set forth in this Letter Agreement, all terms and provisions of the Employment Agreement remain unchanged and in full force and effect, and are hereby ratified and confirmed, through the end of the Extension Period.

5.	Miscellaneous.

In the event of any conflict between this Letter Agreement and the Employment Agreement, this Letter Agreement shall control. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

We thank you for your extraordinary service and contributions to the Company and for this extension.

This Letter Agreement is effective as of the date first written above.

Sincerely yours,

HENRY SCHEIN, INC.

By: /s/ Michael S. Ettinger

Name: Michael S. Ettinger

Title: Executive Vice President and Chief Operating Officer

AGREED AND ACCEPTED:

/s/ Stanley M. Bergman

Stanley M. Bergman

Date: December 23, 2025

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